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Exhibit 21

AEP Industries Inc.
List of Subsidiaries of AEP Industries Inc.
At January 31, 2004

	Subsidiary	Country of Incorporation
1.	AEP Belgium SA	Belgium
2.	AEP Bordex BV	Netherlands
3.	AEP Canada Inc.	Canada
4.	AEP Industries (Australia) Pty. Ltd.	Australia
5.	AEP Industries Holdings (Australia) Pty. Ltd.	Australia
6.	AEP (France) SAS	France
7.	AEP Industries (Netherlands) BV	Netherlands
8.	AEP Industries (NZ) Ltd.	New Zealand
9.	AEP Industries Packaging (Espana) SA	Spain
10.	AEP Industries Packaging France SAS	France
11.	AEP Rigid Plastics Beuningen BV	Netherlands
12.	AEP Rigid Packaging Venlo BV	Netherlands
13.	Borden Global Packaging Finance Ltd. (UK)	UK
14.	Duplas Pty. Ltd.	Australia
15.	Italia SrL	Italy
16.	Termofilm SpA	Italy
17.	Fiap SpA	Italy
18.	Termofin SpA	Italy
19.	Wilkie & Paul Ltd.	UK
20.	Fiap Hellas SA	Greece
21.	AEP Industries Polska.Sp. Z.O.O.	Poland

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  Exhibit 21
AEP Industries Inc. List of Subsidiaries of AEP Industries Inc. At January 31, 2004